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                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                                         Only (as Permitted by Rule 14a-6(e)(2))
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                           PENWEST PHARMACEUTICALS CO.
             ------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable.
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
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                         FILING PURSUANT TO RULE 14a-12

     This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about Penwest Pharmaceuticals Co. ("Penwest"), Josef Rettenmaier Holding GmbH & Co. KG ("Rettenmaier") and the proposed sale by Penwest of all of the assets and properties that comprise its excipient business to Rettenmaier. Statements regarding the proposed transaction between Penwest and Rettenmaier, the expected timetable for completing the transaction, benefits and synergies of the transaction, and any other statements about Penwest's managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; dependence on collaborators and other third parties, to, among other things, sell products for which Penwest receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; the ability to enter into additional collaborations; uncertainty of success of collaborations; the risk of patent litigation; regulatory risks relating to drugs in development; the timing of clinical trials; actual and potential competition; the timing and outcome of regulatory approval of products and the other factors described in Penwest's Annual Report on Form 10-K for the year ended December 31, 2001 and its most recent quarterly report filed with the SEC. Penwest disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.

     The following is the transcript of a conference call held on Monday, November 4th at 1:30 p.m. EST to discuss the Penwest's agreement to sell its excipient business to Rettenmaier for $41.75 million. Replay of this conference call will be available from November 5, 2002 through November 9, 2002 by dialing 800-475-6701 (or for international calls, 320-365-3844) and using 658878 as the passcode.

Moderator      Ladies and gentlemen, thank you for standing by and welcome to the Penwest call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. As a reminder this conference is being recorded.

               I would now like to turn the conference over to Penwest Chairman and CEO, Mr. Tod Hamachek. Please go ahead.

T. Hamachek    Good afternoon. Before we begin, I'd like to read this
               Safe Harbor statement to you. It's rather lengthy, but please bear with me; with all the new rules and regulations they're asking that we do this. I would like to remind you that various remarks made on this conference call about our future expectations, plans and prospects may be considered forward-looking statements under the Safe Harbor provisions of the Private

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               Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements, including statements about the expected timetable for completing the transaction, the proceeds from the transaction and the expected uses of such proceeds and the company's drug delivery business. Such statements are based on management's current expectations and beliefs, and should not be relied upon as representing the company's estimates or views of any date subsequent to November 4, 2002. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those listed in the company's report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2002, as well as other reports filed from time to time with the SEC. We disclaim any intention or obligation to update these forward-looking statements.

               Good afternoon and welcome to this special Penwest telephone conference to explain this morning's announcement that we have signed a definitive agreement to sell our excipient business.

               With me this afternoon is Jennifer Good, Penwest's Senior Vice President Finance and Chief Financial Officer. After I make some brief comments, Jennifer will take you through the details and timing of the transaction. As always, we will take your questions at the conclusion of our remarks.

               Many of you may have concluded that we would be taking this path. During the last two years on an unsolicited basis, we have had a substantial number of our investors, research analysts, and even our excipient competitors encourage us to divest the excipient business. For the most part, they have told us that they don't view the excipient business as being germane to the future value creation for Penwest. I want to spend a few minutes putting this sale in the overall context of how we are trying to build value at Penwest, and discuss why this is an important step.

               Penwest Pharmaceuticals mission is to grow long term shareholder wealth. To achieve that mission, our strategic business purpose is to be the premier drug delivery company using innovative technologies to optimize drug therapy in attractive market segments.

               A little less than two years ago we expanded our strategy to include developing drugs ourselves based on our patented controlled release technologies. Our intent is to partner the development of some of these drugs and in the future in selected therapeutic categories, complete the full development ourselves and go directly to the market. In essence, Penwest is evolving into a fully integrated specialty pharmaceutical company with the capabilities of developing and marketing our drugs. Today's announcement is another important step toward achieving this goal.

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               During the past 18 months, we have been building the marketing, clinical, regulatory and drug development infrastructure to develop drugs either for ourselves and/or in partnership with other pharmaceutical companies. In addition to people, we've had to create and implement the processes by which drugs are selected for our development pipeline. Whether you are big pharma or specialty pharma, the quality and extent of the drug development pipeline is the key to creating future growth and long term shareholder value. All of this takes considerable management energy and focus and money.

               During the past seven years we have effectively operated two distinct Penwest businesses; the older and more established excipient business and the emerging drug delivery business. As these two businesses have evolved, it has become readily apparent to Penwest management and directors that the two businesses have less and less in common both in how their underlying operations function and relate as well as in the market place. Although our patented TIMERx, GeminX, and Synchrodose drug delivery technologies have their origins in our excipient business, much of that material science knowledge, and in particular pharmaceutical powder technology, which underlies Penwest core technology competencies, has been replicated in our drug delivery business.

               This brings me to the last critical component of our future business model. Developing drugs takes money. During the last two years, we have been continually assessing our future capital requirements. At each juncture, we carefully reviewed our alternatives, that is, some form or combination of debt, equity or the sale of assets. During the summer of 2001, we opted to raise $30 million dollars by the sale of equity in the form of a PIPE.

               Six months ago, we began to review our future capital requirements. Obviously the public equity markets have not been, nor are they, the viable alternative that they were a year ago.

               During the course of the last twelve months, we have been approached by a number of companies asking if we would be willing to sell our excipient business. After considerable thought and analysis with the Penwest Board of Directors, we decided it would be the most appropriate time to sell our excipient business. I have to emphasize that this was done only after considerable thought and discussion with the Board of Directors. The Penwest Board and senior management feels this is the wisest course of action to ensure adequate funding for the drug delivery business and to garner the focus and the full energy of senior management on building a first class specialty pharmaceutical business.

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               In the spring of this year we began a limited auction process to sell our excipient business. This has been a vibrant and vigorous auction that has resulted in our signing a definitive agreement, subject to Penwest Pharmaceuticals shareholder approvals, with the Josef Rettenmaier Holding Gmbh & Co KG to acquire our entire excipient business for $41,750,000, which we believe is a full and fair price. We are very, very pleased with this result.

               Now I'd like to add a few other thoughts before I turn this over to Jennifer who will take you through the details of this transaction. First, change of any type is never easy and it is not without some remorse that we're selling the original part of our business that we acquired from Cultor almost a dozen years ago. We pride ourselves in being a highly innovative company that provides the pharmaceutical industry with products of the highest quality and the best customer service. On top of that we have developed and have been commercializing four patented major technologies: on our drug delivery side, TIMERx, Geminex, Synchrodose, and on our excipient side, the Prosolv family of products. So, it is with some reluctance that we are parting with one of our technology babies, ProSolv. It's kind of like the T-shirt slogan in Silicon Valley "If you love something, let it go." ProSolv will accompany the sale of the excipient business. It is a vital and integral part of that business's future.

               On the other hand, our core excipient business is undergoing profound change in the market place. Our pharmaceutical customers have been consolidating and have been putting increasing pressure on us and other suppliers to reduce their cost. We saw this coming in 1995 and, in part, it is the reason we undertook the development of ProSolv. It was either innovate or watch the core excipient business be commoditized, and of course the intended margins continue to erode. It is inevitable that as the customer base consolidates, so will the suppliers.

               The bottom line is that the potential financial return from developing drugs in our proprietary drug delivery technologies is vastly superior to that which we would receive in the excipient world.

               The good news is that Rettenmaier is a well managed, substantial private company headquartered in Germany with an established, broad business based upon cellulosic chemistry. They have the necessary financial resources and global presence to make the combined entity a major player in the global excipient business. During the last 10 years they've been aggressively building an equivalent sized excipient business to ours. We feel that our customers are going to be well served by the combined entities. In addition, Rettenmaier will retain all of Penwest's excipient employees and management at our Patterson, New York, Cedar Rapids, Iowa, Nastola, Finland, and various sales and service locations.

               With the sale of our excipient business, we will be able to focus our full attention on building a high growth specialty pharmaceutical company. We have a proven ability to develop highly innovative patented drug delivery technologies that solve real formulation and therapeutic issues. Eighteen months ago we began to put in place the people and organizational infrastructure to develop drugs that will enable us to evolve into a fully integrated specialty pharmaceutical developer and marketer of drugs in novel oral delivery formats. The result, we believe, will be better medicines for patients and long term growth in our shareholders wealth.

               I'd now like to turn it over to Jennifer who will take you through the specifics of the transaction, and following Jennifer's presentation we would be happy to answer any questions that you may have.

J. Good Thank you, Tod, and good afternoon, everyone. I am very pleased to announce the sale of our excipients business for two primary reasons: 1) it has been a tremendous amount of work that I am glad to see draw to a successful close, and 2) we now have in place the financing to support the business plan of Penwest going forward. I want to spend a few minutes and take you through the details of the transaction as well as the expected timing of events.

               As Tod mentioned, Rettenmaier has signed a definitive purchase agreement to buy the assets of the excipient products including the capital stock of Penwest's European subsidiaries in the U.K., Germany, and Finland. Rettenmaier is a proven supplier in this industry and the combination of the two excipient businesses will provide the broadest overall product offering to the industry. The total purchase price for our excipients business is $41.75 million with $39.5 million to be paid in cash at the closing, and a $2.25 million promissory note will be paid in installments over the ensuing 19 months. I want to just expand on these payments for a moment. At closing, the $39.5 million is subject to a working capital adjustment. There was a base working capital amount of 13.8 million that was agreed to, and anything above or below that number at the closing balance sheet will be paid either by Penwest or Rettenmaier, depending on which way the adjustment goes. The $2.25 million promissory note arose through a product acquisition we did for one of our excipient products. Penwest purchased the rights to Pruv from AstraZeneca in October, and in that purchase agreement, there was a promissory note due from Penwest AstraZeneca of $2.25 million. That note accelerates upon a change in control of the excipients business. So, we, Penwest, will pay off the note at closing and carry a promissory note from Rettenmaier for the corresponding amount. The note is due in two installments: one million due after approximately six months, and $1.25 million due after approximately 18 months.

               Another important aspect of this transaction that Tod alluded to relates to our employees and facilities. First of all, as Tod mentioned, Rettenmaier intends to keep all the current employees of the excipients business. That's not only good for all the employees, but also means we are not liable for any severance costs as part of this transaction. There is a retention bonus program for four key individuals that our Board voted to put in place that will be paid out by Penwest six months following the closing. The purpose of this retention bonus is to incent the key management of the excipients business to stay and facilitate a smooth transition. As a result of this retention bonus, we will reserve approximately $250,000 at the closing.

               With regard to the facilities, we are selling all of the facilities of Penwest, but as part of the agreement we have the right to use the drug delivery laboratory space for our operations group for up to 5 years. In the agreement, Penwest can lease the space free from rent for two years, and can then renew the lease in one year increments at agreed upon market rate for up to five years in total. This is obviously very important for us, and gives us a lot of flexibility. We do intend to move the administrative staff to a small office space in Danbury, Connecticut as it will be too crowded in this building. That move should take place some time in the first half of 2003.

               With regard to taxes that will be due as a result of this sale, we have had Ernst and Young take a preliminary look, and because we have a significant amount of R&D tax credits as well as NOL's, we expect to only owe approximately $400,000 of taxes, and they relate primarily to AMT. So we actually get to keep most of what we sold this business for.

               With regard to timing, the timing of the closing is subject to shareholder approval as well as customary conditions. As far as timing to close, we are required by the purchase agreement to file a proxy with the SEC within the next 15 business days. Once it is filed, we will wait to see if the SEC chooses to review it or not. This process with the SEC may take as little as 10 days but will be open ended, depending upon their review and the extent of the SEC's comments. Then we will need to call a shareholders meeting and circulate the proxy statement for vote. That shareholder solicitation process will take approximately another 30 days. All these dates are estimates and can vary based upon many factors. But as you can see from the timeline, this will most likely close in the first quarter of 2003.

               In closing, I just want to say that I am excited about how this sale process turned out. I am very glad that all of our employees retain their jobs, and that my colleague and friend, Steve Berte, whom I really enjoyed working with over the past eight years will continue to run that business. Like Tod, I am sad to say goodbye to many of my friends in the excipients business, but I always knew this was a very good option for financing the drug delivery business. With equity market conditions like they have been for over a year, I am convinced this is the right time. We have a lot of exciting things we are working on in the drug delivery business, and I am glad to know that the business will have adequate funding to execute against this current and strategic business plan. We intend to use the proceeds for further investment into the development of drug products. Our goal over the next two years is to build a product pipeline with a lot of breadth and depth. I am not yet prepared to talk about our projected burn rate and how long this money will last, but I will be back to you with guidance as we sort out our 2003 operating plan.

               That's all I have. I will now turn it back to Tod to open it up for questions.

T. Hamachek    Operator, we'd be willing to entertain questions at this point.

Moderator      First question today comes from the line of Michael Hurl. Please go ahead.

M. Hurl        Good afternoon and congratulations. Just a couple questions.
               Could you give us some idea of headcount before and after - I didn't catch that on the call - what do you expect to continue on for headcount under the existing Penwest? And maybe a rough estimate for a percent of SG&A that will be moving away this business as well.

T. Hamachek    I'll answer the first part and let Jennifer answer the numerical part to it. Headcount will be 55 to 60 once we're done. We currently are at 150, so there are about 90 that are going with excipient and 50 to 60 that are going with us. I use the range because we are in the process of hiring people, and I don't know exactly where we'll be at the time of closing but it will be somewhere in that range of 50 to 60.

J. Good I don't have the numbers right in front of me but there's about $6 million annualized a year of SG&A that will go with the excipients business.

M. Hurl        Great. Thanks very much.

J. Good        You bet.

Moderator      We have a question from the line of Tony Campbell.

T. Campbell    Actually my question was just answered. Congratulations.

T. Hamachek    Thanks.

J. Good        Thanks, Tony.

Moderator      A question from the line of John Gibbons.

J. Gibbons     Jennifer, so when are you going to do the next conference call?

J. Good Well, that's a good question. We were going to do our earnings release this week, but I just couldn't deal with that, honestly; I was too busy closing this. So we will release earnings on November 13th and we'll do a call at 11:00 a.m.

J. Gibbons     Great. Thank you, Jennifer. Congratulations.

J. Good        You bet, John. Thank you.

Moderator      We have a question from the line of John Curran.

J. Curran      Hi, Jennifer. When do you plan on elaborating what you mean by signing more agreements and getting more products to spend the money on in terms of development?

T. Hamachek    That will probably occur as we actually unfold them. We have several deals that are close to being signed. Obviously, once they are, we'll make those public. The actual pipeline itself, until their drugs are at a point where we have the patents covered, and they're far enough along in phase two, or into phase three, are really not going to be discussed publicly. In large part because unlike a big pharma, we aren't dealing with NCE's;
               we're dealing with existing drugs and different delivery formats so you don't have the same kind of patent protection that you would. So proprietary information and how we treat it becomes very critical.

J. Good I think it's fair to add to that we really had our head down this last year cultivating a lot of ideas, and doing the formulation work. I think as we move into '03, a lot of these drugs will start to move along and get a little more visible. I think there's a lot of front-end work that has to go on behind the whole scene and I think that's been well underway for the last 12 months. So I look forward to being able to share some of this over the next 12 months.

J. Curran      Thank you.

Moderator      Mr. Hamachek, there are no further questions in queue.

T. Hamachek    Well, thank you very much for your time and questions. I'd like to remind you that as we just mentioned our regularly scheduled third quarter telephone conference call will be Wednesday, November 13th. As Jennifer said, this is a little later than normal due to this transaction and the fact that we've been quite absorbed to getting this done. So we look forward to talking with you in nine days. Thank you and have a good day.

Moderator      That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

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IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

     Penwest plans to file with the SEC and mail to its shareholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Penwest, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Penwest through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Penwest by contacting Ms. Jennifer L. Good, Penwest's Senior Vice President of Finance and Chief Financial Officer, at 845-878-8381 or 800-431-2457.

     Penwest and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Penwest's directors and executive officers is contained in Penwest's Form 10-K for the year ended December 31, 2001 and its proxy statement dated May 9, 2002. As of October 30, 2002, Penwest's directors and executive officers beneficially owned approximately 1.7 million shares, or 10%, of Penwest's common stock.